MADSEN & ASSOCIATES, CPA=s INC.	684 East Vine St, # 3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2008, accompanying the audited financial statements of Pacific Edge Publishing, Inc. at December 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and the period December 12, 2006 (date of inception) to December 31, 2006 and the period December 12, 2006 to December 31, 2007 and hereby consent to the incorporation by reference to such report in a Registration Statement on Form S-1.

February 26, 2008

/s/ Madsen & Associates, CPA’s Inc.